AURORA INNOVATION, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Aurora Innovation, Inc. (the “Company”) believes that providing cash and equity compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.
Subject to Section 7 of this Policy, this Policy will be effective as of the date approved by the Board (such date, the “Effective Date”).
1.Cash Compensation
Annual Cash Retainer
Each Outside Director will be paid an annual cash retainer of $60,000. There are no per-meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis with any proration based on the number of calendar days served in the applicable fiscal quarter.
Committee Chair Annual Cash Retainer
Effective as of the Effective Date, each Outside Director who serves as chair of a committee of the Board listed below will be eligible to earn additional annual cash fees (paid quarterly in arrears on a prorated basis with any proration based on the number of calendar days served in the applicable fiscal quarter) as follows:
Chair of Audit Committee:            $25,000
Chair of Compensation Committee:         $20,000
Chair of Nominating & Governance Committee:        $10,000
2.Equity Compensation
Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary under the Plan and subject to the applicable form of Award Agreement approved by the Board under the Plan, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a)    No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
(b)    Initial Award. Each Outside Director joining the Board after the Registration Date shall be automatically granted the following award upon first joining the Board (such date, the “Start Date”): an award of Restricted Stock Units with a Value (as defined below) of $225,000, rounded up to the nearest Share (the “Initial Award”). Subject to Section 3 of this Policy, the Initial Award will vest as to 1/3 of the Shares annually over three years on each anniversary of the Start Date, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date. Notwithstanding the first sentence of this Section 2(b), if a Start Date occurs prior to the date of the registration of Shares under the Plan on a Form S-8 registration statement (the “Registration Date”), then the Initial Award shall be automatically granted on the later of (x) the Start Date or (y) the Registration Date.
(c)    Annual Award. On the date of each annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”), each Outside Director will be automatically granted an award of restricted stock units (an “Annual Award”) covering a number of Shares having a Value of $225,000, rounded up to the nearest Share.

Subject to Section 3 of this Policy, each Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
(d)    For purposes of Section 2, “Value” means the average closing stock price of the Shares during the twenty (20) trading-day period ending five (5) business days before the grant date.
3.Change in Control
In the event of a Change in Control, each Outside Director’s outstanding Company equity awards will accelerate and vest.
4.Limitations
Any cash compensation and Awards granted to an Outside Director shall be subject to the limits provided in Section 11 of the Plan.
5.Travel Expenses
Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings will be reimbursed by the Company.
6.Additional Provisions
    All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
7.Section 409A
    In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.
8.Revisions
    The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.